Exhibit 2.2

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

UNION STREET ACQUISITION CORP.,

ARGENBRIGHT, INC.

AND

ARCHWAY MARKETING SERVICES, INC.

relating to the purchase and sale of 100% of the outstanding shares of

ARCHWAY MARKETING SERVICES, INC.

DATED AS OF FEBRUARY 26, 2008

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2.25	Interested Party Transactions	21
2.26	Bank Accounts	22
2.27	Powers of Attorney	22
2.28	No Other Representations or Warranties	22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		22
3.1	Organization and Qualification	22
3.2	Authority Relative to this Agreement	22
3.3	No Conflict; Required Filings and Consents	23
3.4	Litigation	23
3.5	Brokers	23
3.6	Board Approval	24
3.7	Trust Fund	24
3.8	Purchase for Investment	24
3.9	No Other Representations or Warranties	24

ARTICLE IV CONDUCT PRIOR TO THE CLOSING		24
4.1	Conduct of Business by Company and Buyer	24

ARTICLE V ADDITIONAL AGREEMENTS		27
5.1	Proxy Statement; Buyer Stockholders’ Meeting	27
5.2	Directors and Officers of the Company After Acquisition	29
5.3	HSR Act	29
5.4	Other Actions	29
5.5	Required Information	30
5.6	Confidentiality; Access to Information	30
5.7	Public Disclosure	31
5.8	Reasonable Efforts	31
5.9	No Securities Transactions	32
5.10	No Claim Against Trust Fund	32
5.11	Disclosure of Certain Matters	32
5.12	No Solicitation	33
5.13	Restrictive Covenants	33
5.14	Financing	34
5.15	Tax Matters	35
5.16	Maintenance of Books and Records	39
5.17	Use of Licensed Names	40
5.18	Release of Guarantees	40
5.19	IT Reimbursement	40

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ARTICLE VI CONDITIONS TO THE TRANSACTION		41
6.1	Conditions to Obligations of Each Party to Consummate the Acquisition	41
6.2	Additional Conditions to Obligations of Seller	41
6.3	Additional Conditions to the Obligations of Buyer	42

ARTICLE VII INDEMNIFICATION		44
7.1	Indemnification	44
7.2	Indemnification of Third Party Claims	45
7.3	Insurance Effect	47
7.4	Limitations on Indemnification	47
7.5	Exclusive Remedy	48

ARTICLE VIII TERMINATION		48
8.1	Termination	48
8.2	Notice of Termination; Effect of Termination	49
8.3	Fees and Expenses	50

ARTICLE IX DEFINED TERMS		50

ARTICLE X GENERAL PROVISIONS		55
10.1	Notices	55
10.2	Interpretation	57
10.3	Counterparts; Facsimile Signatures	58
10.4	Entire Agreement; Third Party Beneficiaries	58
10.5	Severability	58
10.6	Other Remedies; Specific Performance	59
10.7	Governing Law	59
10.8	Rules of Construction	59
10.9	Assignment	59
10.10	Amendment	59
10.11	Extension; Waiver	59
10.12	Reliance	60

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2008, by and among Union Street Acquisition Corp., a Delaware corporation (“Buyer”), Argenbright, Inc., a Georgia corporation (the “Seller”) and Archway Marketing Services, Inc, a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock (the “Shares”) of the Company;

WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions set forth in this Agreement (the purchase and sale of the Shares is referred to in this Agreement as the “Acquisition”); and

WHEREAS, the Board of Directors of Buyer has unanimously (i) determined that the Acquisition is fair to, and in the best interests of, Buyer and its stockholders, (ii) approved this Agreement, the Acquisition, the Escrow Agreement and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of Buyer adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement, and approve the Acquisition.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Shares. (a) At the Closing (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares free and clear of all Liens. The aggregate purchase price for the Shares is $80,300,000 in cash (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 1.3 and shall be subject to adjustment as provided below and in Section 1.5.

(b) The Purchase Price shall be reduced at Closing dollar-for-dollar to account for any Non-Operating Indebtedness of the Company existing at the time of the Closing. For purposes of this Section 1.1(b), “Non-Operating Indebtedness” shall include (i) all unpaid costs related to the existing lease/facility at the Company’s facility located in Valencia, California, all of which are set forth on Schedule 1.1(b), and (ii) any unpaid amounts due to Company employees, including 2007 bonuses, 2008 bonuses through Closing, transaction bonuses, or payments related to the retirement of outstanding options, in each case to the extent not paid on or before the Closing. Non-Operating Indebtedness will not include liabilities related to worker compensation reserves and medical reserves, respectively, related to estimates of future funding requirements for claims of Company employees.

(c) The Purchase Price shall be adjusted at Closing dollar—for—dollar in the following manner:

(i) The Purchase Price shall be increased at Closing by the amount by which (A) total expenditures on the capital improvements, including, without limitation capital improvements set forth on Schedule 4.1, beginning on January 1, 2008 and ending on the Closing exceeds (collectively “Total Capital Expenditures”) (B) the product of (x) $250,000 multiplied by (y) the number of months elapsed in 2008 prior to the Closing (such product is referred to herein as the “Capex Target”). The Purchase Price shall be decreased by the amount by which Total Capital Expenditures is less than the Capex Target. For purposes of calculating the Capex Target the month in which the Closing occurs shall be counted as a fraction, the numerator of which shall be the number of days in the month up to the Closing Date and the denominator shall be the total number of days in such month.

(ii) The Purchase Price shall be increased at Closing by the amount by which the total costs to the Company, Seller or AHL Services, Inc., a Georgia corporation (“AHL”) of separating the Company IT Functions from the IT functions of Seller and AHL incurred through the date of Closing (collectively, “Total IT Expenditures”) exceed $600,000 (the “IT Target”). The Purchase Price shall be decreased by the amount by which Total IT Costs is less than the IT Target. The “Company IT Functions” means the information technology functions of the Company that are specifically set forth on Schedule 1.1(c) along with the estimated costs related to the separation of such functions from the IT functions of Seller and AHL.

1.2 Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”), counsel to Buyer, at 666 Third Avenue, New York, New York 10017, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Transactions to be Effected at the Closing. (a) At the Closing Buyer shall deliver to Seller (i) an amount equal to the Purchase Price less the Escrow Amount (defined below) in immediately available funds by wire transfer to an account of Seller designated in writing by Seller to Buyer no later than three Business Days prior to the Closing Date, and (ii) all other documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing Seller shall deliver to Buyer (i) certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, (ii) all other documents and instruments necessary to vest in

Buyer all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens, and (iii) all other documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

1.4 Working Capital; Closing Statement. (a) Within 60 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller an unaudited Closing Statement (the “Closing Statement”), which shall set forth Buyer’s calculation of Working Capital as of the Closing Date (“Closing Working Capital”). The definition of Working Capital and the standards for preparing the Closing Statement are set forth in Schedule 1.4(a). The accounts attached as Schedule 1.4(a) will represent the sole components of the working capital statement for purposes of determining the Working Capital at Closing. These accounts will contain amounts and items consistent with past reporting. The Working Capital will not include any accruals for items not previously provided in these accounts.

(b) The Closing Statement shall also set forth Buyer’s calculations of Non-Operating Indebtedness, Total Capital Expenditures and Total IT Expenditures, in each case as of the Closing Date, and any related Purchase Price adjustments in accordance with Section 1.1(c).

(c) Upon receipt from Buyer, Seller shall have 30 days to review the Closing Statement (the “Review Period”). If Seller disagrees with Buyer’s computations on the Closing Statement, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Notice of Objection”), which sets forth its objections to Buyer’s calculations. Any Notice of Objection shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation of Closing Working Capital, Non-Operating Indebtedness, Total Capital Expenditures and Total IT Expenditures based on such objections. To the extent not set forth in the Notice of Objection, Seller shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Statement.

(d) Unless Seller delivers the Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted Buyer’s calculation of Closing Working Capital, Non-Operating Indebtedness, Total Capital Expenditures and Total IT Expenditures and the Closing Statement shall be final, conclusive and binding. If Seller delivers the Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Minneapolis, Minnesota office of PricewaterhouseCoopers or (if such firm shall decline or is unable to act) another nationally recognized independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 1.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the calculations set forth in the Closing Statement require adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable but in no event later than 45 days after its retention, the Independent Expert shall deliver to Buyer and Seller a report which sets forth its resolution of the disputed items and amounts; provided that in no event shall Closing Working Capital as determined by the Independent Expert be less than Buyer’s calculation of Closing Working Capital set forth in the Closing Statement nor more than Seller’s calculation of Closing Working Capital set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be shared by Seller and Buyer in inverse proportion to the respective amounts in dispute under this Section 1.4(c) for which each of them is successful.

1.5 Post-Closing Adjustment of Purchase Price. (a) “Final Working Capital” means the Closing Working Capital (i) as shown in the Closing Statement delivered by Buyer to Seller pursuant to Section 1.4(a), if no Notice of Objection with respect thereto is timely delivered by Seller to Buyer pursuant to Section 1.4(b); or (ii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and Seller pursuant to Section 1.4(c) or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 1.4(c). If Final Working Capital is less than Agreed Working Capital Threshold, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 1.5(b), an amount of cash equal to the difference between Agreed Working Capital Threshold and Final Working Capital (the “Deficit Amount”). If Final Working Capital exceeds Agreed Working Capital Threshold Buyer shall pay to Seller, in the manner and with interest as provided in Section 1.5(b), an amount of cash equal to the difference between Final Working Capital and Agreed Working Capital Threshold (the “Excess Amount”). “Agreed Working Capital Threshold” means the sum of $12.152 million plus the Working Capital Growth Adjustment. “Working Capital Growth Adjustment” as used herein means the product of the number of months elapsed in 2008 prior to the Closing times $100,000. For purposes of this calculation the month in which the Closing occurs shall be counted as a fraction, the numerator of which shall be the number of days in the month up to the Closing Date and the denominator shall be the total number of days in such month.

(b) The Excess Amount or the Deficit Amount, as the case may be, shall be adjusted to reflect the net adjustments to Non-Operating Indebtedness, Total Capital Expenditures and Total IT Expenditures as finalized by Section 1.4 and any final Purchase Price adjustments in accordance with Section 1.1(c).

(c) Within three Business Days after Final Working Capital, Non-Operating Indebtedness, Total Capital Expenditures and Total IT Expenditures have been finally determined pursuant to Section 1.4, (i) if there is a Deficit Amount (as adjusted pursuant to Section 1.5(b)), Seller shall pay to Buyer an amount equal to such adjusted Deficit Amount, together with interest calculated as set forth below, and (ii) if there is an Excess Amount (as adjusted pursuant to Section 1.5(b)), Buyer shall pay to Seller an amount equal to such adjusted Excess Amount, together with interest calculated as set forth below. Any such payment shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer or Seller, as the case may be, at least one Business Day prior to such transfer. The amount of any payment to be made pursuant to this Section 1.5 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

1.6 Escrow. As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing the Seller shall deposit in escrow, to be held during the period ending on April 30, 2009 (“Escrow Period”), $3,950,000 in cash (the “Escrow Cash”) received by Seller as a result of the Acquisition (the “Escrow Amount”), which such cash shall be allocated to Seller in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between the Buyer, Seller and SunTrust Bank, as Escrow Agent, in the form annexed hereto as Exhibit A (the “Escrow Agreement”). Subject to Article VII, on the first business day following the conclusion of the Escrow Period, the Escrow Agent shall deliver the Escrow Amount, less any such cash applied in satisfaction of a claim for indemnification and any cash then in dispute related to the indemnification obligations set forth in Article VII, to the Seller. The remaining Escrow Amount, to the extent not applied in satisfaction of a claim for indemnification, will be distributed to Seller promptly upon resolution of the dispute or claim.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Seller Schedule”), the Seller hereby represents and warrants to Buyer, as follows:

2.1 Organization and Qualification. (a) Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each of Seller and the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on the business of the Company as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Buyer or Buyer’s counsel. Neither the Seller nor the Company is in violation of any of the provisions of its Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since October 7, 2005. Copies of such Corporate Records of the Company have been heretofore made available to Buyer or Buyer’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since October 7, 2005. Copies of such records of the Company have been heretofore made available to Buyer or Buyer’s counsel.

2.2 Subsidiaries. The Company does not directly or indirectly own or control 50% or more of the outstanding equity securities of any entity, serve as a general partner or managing member of any entity, or otherwise have the ability to elect a majority of the directors, trustees, managing members or other governing body of any entity (with respect to any Person, any such entity is referred to herein as a “Subsidiary”). Except for a 44% membership interest in Archer Corporate Services, LLC (the “Archer Interest”), the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity.

2.3 Capitalization. (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, $.01 par value per share (“Company Common Stock”), of which there were 1,000 shares issued and outstanding as of the date hereof. Except as set forth on Schedule 2.3(a), all outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, are owned of record beneficially by Seller free and clear of all Liens, and are not subject to preemptive rights created by statute, the Charter Documents of Company or any agreement or document to which the Company is a party or by which it is bound, and were issued in compliance with all applicable federal and state securities laws. Schedule 2.3(a) hereto lists each holder of Company Common Stock.

(b) Except as contemplated by this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) Except as set forth in Schedule 2.3(d), the Company owns the Archer Interest directly, free and clear of all Liens. Except to the extent set forth in the Charter Documents of Archer Corporate Services, LLC, there are no outstanding options, warrants or other rights to purchase the Archer Interest.

2.4 Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Acquisition). The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby (including the Acquisition) have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Georgia Business Corporation Code (the “GBCC”) and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller shall not, (i) except as set forth in Schedule 2.5, conflict with or violate Seller’s, the Company’s or Archer Corporate Services, LLC’s Charter Documents, (ii) conflict with or violate any Legal Requirements applicable to Seller or the Company, (iii) except as set forth in Schedule 2.5, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller or pursuant to, any Company Contracts or (iv) except as set forth in Schedule 2.5, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by Seller does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign governmental entity (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”) or Blue Sky

Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration of the required waiting period thereunder, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Buyer, or prevent consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person) since January 1, 2006. The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) Seller has provided to Buyer a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of AHL and its Subsidiaries for the fiscal years ended December 31, 2005 and December 31, 2006 (the “Audited Financial Statements”), and a copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2005 and December 31, 2006. The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) Seller has provided to Buyer a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the month ended November 30, 2007 (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(c) Since October 7, 2005, the books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with commercially reasonable business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

(d) Significant deficiencies in the financial reporting of the Company which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud whether or not material that involves management or other employees who have a significant role in financial reporting, have been adequately and promptly disclosed to the independent accountants and management of the Company as required by applicable Legal Requirements.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, to the knowledge of Seller, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Unaudited Financial Statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since September 30, 2007, none of which would have a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Unaudited Financial Statements, or as otherwise provided in this Agreement, since September 30, 2007, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of Seller, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Acquisition.

2.11 Employee Benefit Plans and Compensation. (a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.11(a) below (which definition shall apply only to this Section 2.11) for purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, all as from time to time in effect, and any successor laws thereto.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current, former or rehired employee, consultant, officer or director of the Company or any Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation or similar agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Stock Options, or any other agreement providing for compensation or benefits) between the Company and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, whether formally or informally or with respect to which the Company will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule 2.11(b) hereto sets forth a complete and accurate list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Schedule 2.11(b) hereto sets forth a table setting forth the name, position and salary of each employee of the Company.

(c) Documents. The Seller has provided or made available to Buyer: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) sample COBRA forms and related notices; and (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and Seller has no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in material compliance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has a remedial amendment period that has not yet expired during which the Company Employee Plan may be filed for a favorable determination letter. To the knowledge of Seller, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Except as set forth on Schedule 2.11(d), there are no audits, inquiries or proceedings pending or, to the knowledge of Seller, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company contributed to or been obligated to contribute to any Multiemployer Plan which has resulting in, or would result in liability to the Company.

(g) No Post-Employment Obligations. No Company Employee Plan or Employment Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA; HIPAA. The Company has, prior to the Closing, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee.

(j) Employment Matters. Except as would not reasonably be likely to have a Material Adverse Effect, the Company: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, and in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the knowledge of the Company, threatened against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There is no pending or, to the knowledge of the Company, threatened claims or actions against Company or any Company trustee under any worker’s compensation policy. The services provided by the Company’s Employees are terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company or any Affiliate.

(k) International Employee Plan. The Company has not ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.12 Labor Matters. Except as set forth on Schedule 2.12, the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does Seller know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to Seller’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company, its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company, or the conduct of business by Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Properties; Absence of Liens and Encumbrances. (a) Real Property Owned or Leased by the Company. Schedule 2.14(a) hereto lists each parcel of real property currently leased, subleased or licensed by the Company.

(b) Owned Real Property. The Company does not own any real property or interests in real property in fee simple.

(c) Leases. True, correct and complete copies of all leases, subleases or licenses for each parcel of real property currently leased, subleased or licensed by the Company (the “Leased Real Property”), together with any assignments, guaranties or amendments thereto (collectively, the “Lease Documents”) have been delivered or made available to Buyer. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all such current leases, subleases and licenses are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to Seller’s knowledge, by the other party to such lease, sublease or license.

(d) Liens. Except as disclosed in Schedule 2.14(d) hereto, the Company owns or has valid leasehold fee interests in all of their respective properties and assets (other than assets disposed of in the ordinary course of business since December 31, 2005), free and clear of all Liens except for Permitted Liens. Except as set forth on Schedule 2.14(d) hereto, the Company is not a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). The Company is not a party to any agreement or option to purchase any real property or interest therein other than options for renewal of Leased Real Property for the benefit of the Company.

(e) Entire Interest. Except as set forth in Schedule 2.14(e) hereto, the Company has not leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property other than in the ordinary course of business. Except as set forth in Schedule 2.14(e) hereto, the Company has not vacated or abandoned any portion of the Real Property or given notice to any third party of their intent to do the same.

(f) Condemnation. Except as set forth on Schedule 2.14(f) hereto, the Company has not received written notice of an expropriation or condemnation proceeding pending, threatened or proposed against the Real Property.

2.15 Accounts Receivable. The accounts receivable of the Company as set forth on the interim balance sheet (the “Interim Balance Sheet”) or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice and (b) not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the Unaudited Financial Statements has been determined in accordance with GAAP consistent with past practice.

2.16 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all laws and authorizations relating to their construction, use and operation. No Person other than the Company and holders of Permitted Liens, but solely to the extent of such Permitted Liens, owns, or has any interest in, any equipment or other tangible assets or properties owned, leased or used by the Company.

2.17 Suppliers and Customers. Schedule 2.17 sets forth with respect to each of the Company (a) each supplier from whom purchases exceeded $1,000,000 in the year ended 2007 or that is otherwise material to the Company, (b) each supplier who constitutes a sole source of supply to the Company; and (c) with respect to the year ended 2007, each customer that has contributed in excess of 5% of the Company’s revenues on a consolidated basis for such year or period. The relationships of each of the Company with each such supplier and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company. Neither Seller nor the Company has received notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, either as a result of the Acquisition or otherwise.

2.18 Taxes. (a) Definition of Taxes.

(i) For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(ii) “Taxing Authority” means any governmental authority or entity responsible for the administration or imposition of any Tax.

(iii) “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.18 hereto:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by the Company with any Taxing Authority prior to the date hereof, except such Tax Returns which are not material to Company. To Seller’s knowledge, all such Tax Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Tax Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has not been delinquent in the payment of any material Tax that is outstanding nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) To Seller’s knowledge, no audit or other examination of any Return of the Company by any Taxing Authority is presently in progress. The Company has not been notified in writing of any request for such an audit or other examination.

(v) No adjustment relating to any Tax Returns filed by the Company has been proposed in writing, formally or informally, by any Taxing Authority to the Company or any representative thereof.

(vi) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(vii) Schedule 2.18 lists all Tax Returns of the Company that have been audited by any Taxing Authority. Seller has delivered to Buyer correct and complete copies of all correspondence, examination reports, statements of deficiency, notices of proposed adjustment, and all responses thereto, relating to any audit of the Company’s Tax Returns.

(viii) No Taxing Authority has claimed or asserted in writing that the Company is subject to Tax in any jurisdiction where the Company does not file Tax Returns.

(ix) The Company is not a party to or bound by any Tax sharing or allocation agreement.

(x) The Company is not presently liable for the Taxes of any other person, including but not limited to: (A) by reason of Treasury Regulation § 1.1502-6 (other than a group of which AHL is the parent); (B) as a transferee or successor; or (C) by contract or indemnity.

(xi) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (A) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the Closing Date; or (B) closing agreement or other agreement with any Taxing Authority executed on or before the Closing Date.

(xii) The Company is not the subject of any private letter ruling of the Internal Revenue Service or similar ruling issued by any Taxing Authority.

(xiii) The Company has not participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in a reportable transaction (within the meaning of Treasury Regulations Section 1.6011-4(b)(1)).

(c) Seller is eligible to join with Buyer in making the Section 338(h)(10) Election with respect to the acquisition by Buyer of the Company.

2.19 Environmental Matters. (a) Except as disclosed in Schedule 2.19 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, the Company has complied with all applicable Environmental Laws. The Company and, to the knowledge of Seller, each other Person that operates the Leased Real Property, has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all filings and maintained all material data, documentation and records necessary for owning and operating the Leased Real Property under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except to the extent the failure to obtain or maintain such permits or make such filings could not reasonably be expected to have a Material Adverse Effect.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d) There are no pending or, to the knowledge of Seller, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Leased Real Property under any Environmental Law, or (ii) the restoration, remediation or reclamation of any Leased Real Property, except as set forth on Schedule 2.19.

(e) Except as set forth on Schedule 2.19, there are no environmental investigations, studies or audits with respect to any Leased Real Property owned or commissioned by, or in the possession of, the Company.

2.20 Brokers; Third Party Expenses. Except as set forth in Schedule 2.20 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No shares of common stock, options, warrants or other securities of Company or Buyer are payable to any third party by Company as a result of the Acquisition.

2.21 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

“Company Products” means all current versions of products or service offerings of Company.

(a) Except as disclosed on Schedule 2.21 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as disclosed on Schedule 2.21 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business) except to the extent the failure to hold such title could not reasonably be expected to have a Material Adverse Effect; and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c) To the knowledge of Seller, the operation of the business of the Company as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company’s use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.22 Agreements, Contracts and Commitments. (a) Schedule 2.22 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) to which the Company is a party or is subject, or by which its assets are bound. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other legally enforceable understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company), and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (I) which provides for payments (present or future) to the Company in excess of $500,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $500,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, or condition (financial or otherwise) of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts, the relevant terms of which remain executory:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any officer, director or Stockholder (“Insider”) of the Company;

(ii) any guaranty, direct or indirect, by the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any Company Contract of employment providing for aggregate payments to any Person in any calendar year in excess of $50,000;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(v) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi) any collective bargaining agreement with any labor union;

(vii) any lease or similar arrangement for the use by the Company of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $100,000 in the aggregate); and

(viii) any Company Contract to which any Insider of the Company is a party.

(b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to Buyer or Buyer’s counsel.

(c) Except as set forth in Schedule 2.22, neither the Company nor, to the best of Seller’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract. No party to any Company Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.22, each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

(d) Except as set forth in Schedule 2.22, none of the rights of the Company under any Material Company Contract will be terminated or impaired in any material respect by the consummation of the Acquisition, and all such rights contained in such Material Company Contract will be enforceable by the Company after the Acquisition without the consent or agreement of any other Person and without payment of any kind. The Seller Schedule sets forth an accurate and complete list of all Material Contracts that require the consent of any third party to the Acquisition, a consent to assignment in connection with the Acquisition or that are otherwise subject to termination, cancellation, imposition of additional obligations or loss of rights in connection with the Acquisition.

2.23 Insurance. (a) Schedule 2.23(a) sets forth a list of each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) covering the operations and assets of the Company (the “Insurance Policies”). The Insurance Policies are in full force and effect. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Buyer.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and the Company has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.24 Governmental Actions/Filings. Except as set forth in Schedule 2.24, the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company other than those Governmental Actions/Filings the absence of which could not reasonably be expected to have a Material Adverse Effect on the Company, and true, complete and correct copies of which have heretofore been made available to Buyer. Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2008 (except to the extent such expiration is not reasonably expected to have a Material Adverse Effect), and the Company is in substantial compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its business and operations and use its properties after the Closing in a manner which is consistent with current practice. For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.25 Interested Party Transactions. Except as set forth in the Schedule 2.25 hereto or in the Audited Financial Statements or the Unaudited Financial Statements, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.25, to Seller’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 1% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in Schedule 2.25, to the knowledge of Seller, no officer, director or Stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.26 Bank Accounts. Schedule 2.26 sets forth the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

2.27 Powers of Attorney. Except as set forth in the Schedule 2.27, there are no outstanding powers of attorney executed by or on behalf of the Company in favor of any Person.

2.28 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE II OF THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE COMPANY, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITHOUT LIMITATION AS TO MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller, as follows:

3.1 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Buyer to be conducted. Buyer is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Buyer to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Complete and correct copies of the Charter Documents of Buyer, as amended and currently in effect, have been heretofore delivered to the Company. Buyer is not in violation of any of the provisions of the Buyer’s Charter Documents.

3.2 Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Buyer has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Buyer’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Acquisition). The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby (including the Acquisition) have been duly and validly authorized by all necessary corporate action on the part of Buyer (including the approval by its Board of Directors), and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Buyer Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer shall not: (i) conflict with or violate Buyer’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Buyer.

(b) The execution and delivery of this Agreement by Buyer does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Buyer is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of Buyer as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, or prevent consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.4 Litigation. There are no claims, suits, actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Buyer or have a Material Adverse Effect on the ability of the parties hereto to consummate the Acquisition.

3.5 Brokers. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.6 Board Approval. The Board of Directors of Buyer (including any required committee or subgroup of the Board of Directors of Buyer) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Acquisition and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Acquisition is fair to and in the best interests of the stockholders of Buyer, and (iii) determined that the fair market value of the Company is equal to at least 80% of Buyer’s net assets.

3.7 Trust Fund. As of the date hereof and at the Closing Date, Buyer has and will have no less than $96,000,000.00 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental Stock Transfer and Trust Company (“Continental”) (the “Trust Fund”), less such amounts, if any, as Buyer is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Buyer’s Charter Documents.

3.8 Purchase for Investment. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

3.9 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT, BUYER EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF BUYER, OR ANY OF ITS ASSETS OR LIABILITIES.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business by Company and Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Buyer shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings, and (iv) continue to make those capital improvements set forth in Schedule 4.1. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, and Buyer shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Buyer, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Buyer license on an exclusive basis or sell any Intellectual Property of the Company, or Buyer as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, which shall not preclude the Company from continuing to sweep cash to the Seller’s bank accounts on a daily basis;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or Buyer, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents unless required to do so hereunder;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Buyer or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of software in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, and (C) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate (other than purchase money debt in connection with the acquisition by the Company of vehicles, office equipment, new locations and operating equipment not exceeding $500,000 in the aggregate) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in each report, registration statement and definitive proxy statement filed by Buyer with the Securities and Exchange commission (the “SEC”) prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Buyer is a party or of which Buyer is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or material agreement relating to Buyer, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(p) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(q) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(r) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans, except as set forth on Schedule 4.1;

(s) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice and except as contemplated in this Agreement;

(t) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(u) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates (other than payment of salary and benefits in the ordinary course of business consistent with past practice);

(v) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (u) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Buyer Stockholders’ Meeting. (a) As promptly as practicable after the execution of this Agreement, the Company and Buyer will prepare and file a proxy statement in connection with the meeting of Buyer’s stockholders to consider the approval of this Agreement (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) with the SEC. Seller and Buyer will respond to any comments of the SEC and Buyer will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, Buyer will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Acquisition and the transactions contemplated by this Agreement, (collectively, the “Other Filings”). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information, and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, the Acquisition or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, Buyer will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and Buyer, such amendment or supplement. The proxy materials will be sent to the stockholders of Buyer for the purpose of soliciting proxies from holders of Buyer’s common stock, $0.0001 par value per share (“Buyer Common Stock”) to vote in favor of the following at a duly called meeting of the stockholders of Buyer (the “Buyer Stockholders’ Meeting”): (i) the adoption of this Agreement and the approval of the Acquisition (“Buyer Stockholder Approval”); (ii) any change of the name of Buyer, if applicable (the “Name Change Amendment”); (iii) an amendment to remove the preamble and Sections A through F, inclusive, of Article Five from Buyer’s Certificate of Incorporation from and after the Closing; and (iv) the adoption of an Equity Incentive Plan in the form approved by the Buyer’s Board of Directors (the “Buyer Plan”). The Buyer Plan shall provide that an aggregate of not less than 500,000 shares of Buyer Common Stock shall be reserved for issuance pursuant to the Buyer Plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Buyer Common Stock.

(b) As soon as practicable following its approval by the Commission, Buyer shall distribute the Proxy Statement to the holders of Buyer Common Stock and, pursuant thereto, shall call the Buyer Stockholders’ Meeting in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Acquisition and the other matters presented to the stockholders of Buyer for approval or adoption at the Buyer Stockholders’ Meeting, including, without limitation, the matters described Section 5.1(a).

(c) Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Buyer Stockholders’ Meeting. Without limiting the foregoing, Buyer shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Buyer Common Stock, and as of the date of the Buyer Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Buyer shall not be responsible for the accuracy or completeness of any information relating to Seller or any other information furnished by Seller for inclusion in the Proxy Statement). Seller represents and warrants that the information relating to the Company supplied by Seller for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Buyer Common Stock (or any amendment or supplement thereto) or at the time of the Buyer Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. In connection with the preparation and filing of the Proxy Statement, Seller shall use its commercially reasonable efforts to obtain customary comfort letters from its independent accountants with respect to financial information regarding the Company that is included in the Proxy Statement. Buyer shall reimburse Seller and the Company for any costs incurred in connection with obtaining such comfort letters.

(d) Buyer, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Buyer Common Stock vote in favor of the adoption of this Agreement and the approval of the Acquisition, and shall otherwise use reasonable best efforts to obtain the Buyer Stockholder Approval.

5.2 Directors and Officers of the Company After Acquisition. Buyer and the Company shall take all necessary action so that the persons listed on Schedule 5.2 are elected to the positions of officers and directors of the Company, as set forth therein, to serve in such positions effective immediately after the Closing.

5.3 HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement and in any case no later than 30 days after the date hereof, Buyer and Seller shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Buyer and Seller shall (a) promptly inform the other of any notice or communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, including furnishing the other with any such notices or communications in writing (except to the extent prohibited by law or except as necessary, in the opinion of outside counsel, to preserve an attorney-client privilege), (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by Buyer.

5.4 Other Actions. (a) At least five (5) days prior to Closing, Buyer shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Acquisition in any report or form to be filed with the SEC (“Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Buyer and the Company shall prepare the press release announcing the consummation of the Acquisition hereunder (“Press Release”). Simultaneously with the Closing, Buyer shall file the Form 8-K with the SEC and distribute the Press Release.

(b) Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of Seller and Buyer shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. In exercising the foregoing right, each of Seller and Buyer shall act reasonably and as promptly as practicable.

5.5 Required Information. In connection with the preparation of the Proxy Statement, Form 8-K and Press Release, and for such other reasonable purposes, Seller and Buyer each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Acquisition (including, with respect to the Company and Seller, delivery by Seller of audited consolidated financial statements for the fiscal years ended December 31, 2005, December 31, 2006, and December 31, 2007 of the Company and its Subsidiaries), or any other statement, filing, notice or application made by or on behalf of Seller and Buyer to any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6	Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Acquisition contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Acquisition contemplated hereby.

(b) Access to Information.

(i) Seller will afford Buyer and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records, financial statements and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Buyer may reasonably request. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

(ii) Buyer will afford Seller and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records, financial statements and personnel of Buyer during the period prior to Seller to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Buyer, as Seller may reasonably request. No information or knowledge obtained by Seller in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

5.7 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Buyer (in the case of Seller) or Seller (in the case of Buyer), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, Buyer will file with the SEC the Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Buyer shall consult with Seller. Unless objected to by Seller by written notice given to Buyer within five (5) days after such filing specifying the language to which objection is taken, any language included in such Form 8-K shall be deemed to have been approved by Seller and may be used in other filings made by Buyer with the SEC.

5.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Seller Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (vi) the separation of the Company’s IT functions from the IT functions of Seller and AHL. In connection with and without limiting the foregoing, at Closing Buyer shall send a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Buyer and Continental dated as of February 5, 2007. In connection with and without limiting the foregoing, Buyer and its board of directors and Seller and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Acquisition and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Buyer or Seller to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 No Securities Transactions. Neither Seller nor any of its affiliates, directly or indirectly, shall engage in any transactions involving the securities of Buyer prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Seller shall use its reasonable best efforts to require each of its officers and directors to comply with the foregoing requirement.

5.10 No Claim Against Trust Fund. Seller acknowledges that, if the transactions contemplated by this Agreement are not consummated by Buyer by August 5, 2008 (subject to a six-month extension in certain circumstances), Buyer will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, Seller hereby waives all rights against Buyer to collect from the Trust Fund any moneys that may be owed to them by Buyer for any reason whatsoever, including but not limited to a breach of this Agreement by Buyer or any negotiations, agreements or understandings with Buyer (other than as a result of the Acquisition, pursuant to which the Company would have the right to collect the monies in the Trust Fund), and will not seek recourse against the Trust Fund for any reason whatsoever.

5.11 Disclosure of Certain Matters. Each of Buyer and Seller will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement,

(c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations or condition (financial or otherwise) of Buyer or Seller, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of the first sentence of Sections 6.2(a) and 6.3(a), and Sections 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Schedules as they exist on the date of this Agreement.

5.12 No Solicitation. Until the first to occur of the Closing or termination of this Agreement pursuant to Article VIII hereof:

(a) Seller will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Buyer and its designees) concerning any merger, sale of ownership interests and/or assets, recapitalization or similar transaction with respect to the Company.

(b) Except as otherwise contemplated by Section 6.1(d), Buyer will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Seller and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar transaction with respect to Buyer.

(c) Seller and Buyer shall promptly advise each other of the nature of any written offer, proposal or indication of interest that is submitted to the other and the identity of the Person making such written offer, proposal or indication of interest.

5.13 Restrictive Covenants.

(a) Seller covenants that, commencing on the Closing Date and ending on the 2nd anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and it shall cause any Affiliate controlled by Seller not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company for purposes of providing Competitive Services. For purposes of this Section 5.13(a), “Competitive Services” means services which are competitive with services provided by the Company as of the Closing Date, including assisting clients in optimizing portions of their marketing expenditures through planning and budgeting, sourcing and procurement, content and materials management, fulfillment and distribution, and measurement and analysis. Competitive Services will not include any services currently provided by Seller’s Consumer Fulfillment and Customer Service businesses, including rebate processing, sweepstakes, data entry, customer service, premium distribution and direct response product distribution.

(b) Seller covenants that, during the Restricted Period, Seller shall not, and it shall cause any Affiliate controlled by Seller not to, solicit the employment or engagement of services of any person who is or was employed as an employee, consultant or independent contractor by the Company during such period on a full- or part-time basis.

(c) Seller acknowledges that the restrictions contained in this Section 5.13 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Acquisition. Seller acknowledges that any violation of this Section 5.13 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.13, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled under law or in equity.

(d) In the event that any covenant contained in this Section 5.13 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 5.13 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e) If Seller is judicially determined to have violated any provision of this Section 5.13, then the prevailing party shall be paid by the other party or parties all of its costs and expenses, including attorneys’ fees, incurred in enforcing the terms of this Section 5.13.

5.14 Financing. Seller agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers and employees to provide, all cooperation reasonably necessary in connection with the arrangement of financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, audited and unaudited financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by Buyer and taking such other actions as are reasonably required to be taken by Seller in connection with any financing, providing that such cooperation shall not interfere unreasonably with the business or operations of the Company and Seller shall not be required to incur material incremental out-of-pocket costs in respect of such cooperation unless Buyer shall have undertaken to reimburse Seller all such reasonable and documented out-of-pocket costs.

5.15 Tax Matters.

(a) Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company, which such Income Tax Returns shall be prepared and filed by Seller). Any such Tax Returns prepared by Buyer shall, to the extent permitted by applicable Tax law, be prepared on a basis consistent with the last previous Tax Returns filed in respect of the Company. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence at least thirty (30) days prior to filing. In the event of any disagreement between Buyer and Seller regarding items set forth on the Tax Returns described in this Section 5.15(a)(i), Buyer and Seller shall, in good faith, use their best efforts to agree on such items. Seller shall pay to Buyer the amount of the Taxes with respect to such Tax Returns as agreed upon by Seller and Buyer within five days following any demand by Buyer for such payment.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Any such Tax Returns prepared by Buyer shall, to the extent permitted by applicable Tax law, be prepared on a basis consistent with the last previous Tax Returns filed in respect of Company, as the case may be. Buyer shall permit Seller to review and comment on such Tax Returns at least thirty (30) days prior to filing. In the event of any disagreement between Buyer and Seller regarding items set forth on the Tax Returns described in this Section 5.15(a)(ii), Buyer and Seller shall, in good faith, use their best efforts to agree on such items. Seller shall pay to Buyer, within five days following any demand by Buyer, with respect to such Tax Returns, an amount equal to the portion of such Taxes shown to be due on such Tax Returns (as agreed upon by Buyer and Seller) which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 5.15(c) hereof).

(iii) Seller’s Responsibilities. Seller will include or have included in the consolidated federal income Tax Return of the Seller for all periods or portions thereof through the Closing Date the income of the Company (including any deferred income from intercompany transactions triggered into income by Section 1.1502-13 of the Treasury regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury regulations) for all such periods and will pay or cause to be paid any federal income Taxes attributable to such income.

(b) Cooperation in Filing Tax Returns. Buyer and Seller shall, and shall each cause its Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party the notice described in Section 10.1 prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c) Allocation of Certain Taxes.

(i) If the Company is permitted but not required under applicable state, local, or foreign income tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii) In the case of Taxes arising in a taxable period of the Company that includes, but does not end on, the Closing Date, the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made as provided in Section 5.15(c)(iii). “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period. “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. For the avoidance of doubt, for purposes of this Section 5.15(c)(ii), any Tax resulting from the transactions contemplated by this Agreement (including any Taxes resulting from a Section 338(h)(10) election) and any Tax resulting from the departure of the Company from a Relevant Group (resulting from the triggering into income of items from deferred intercompany transactions under Section 1.1502-13 of the Treasury regulations or excess loss accounts under Section 1.1502-19 of the Treasury regulations or otherwise) is attributable to the Pre-Closing Period.

(iii) In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date, that is, on the basis of an interim closing of the books as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company.

(d) Section 338(h)(10) Elections; Election Allocations.

(iv) At Buyer’s request, Seller will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign law, or elections corresponding to Section 338(g) of the Code and corresponding elections under state, local or foreign law) with respect to the Company chosen by Buyer (each, a “Section 338(h)(10) Election”). Seller will pay any Taxes of the Seller resulting from the making of the Section 338(h)(10) Elections.

(v) As requested from time to time by Buyer (after the Closing, Seller shall assist Buyer in, and shall provide the necessary information to Buyer, in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, IRS Form 8023, any similar form under state, local or other law and any schedules or attachments thereto (collectively, “Section 338 Forms”). Upon delivery of any Section 338 Form by Buyer to Seller, Seller shall cause such Section 338 Form to be duly and promptly executed and shall deliver such executed Section 338 Form to Buyer. If Buyer determines that any change is to be made in a Section 338 Form previously executed and delivered to Buyer, then Buyer may prepare a new Section 338 Form and deliver such new Section 338 Form to Seller, and Seller shall cause such Section 338 Form to be duly and promptly executed and shall deliver such executed Section 338 Form to Buyer.

(vi) The portion of the Purchase Price allocated to the stock of each Election Corporation shall be allocated further in the manner described in this Section 5.15(d)(iii). “Election Corporation” means the Company to the extent that the Company is subject to a Section 338(h)(10) Election. With respect to each Section 338(h)(10) Election, as soon as practicable after the Closing Date, Buyer shall determine (A) the aggregate deemed sales price at which an Election Corporation is deemed to have sold its assets for Tax purposes as a result of a Section 338(h)(10) Election (“ADSP”) and (B) the allocation of ADSP among the assets of the Election Corporation as applicable (collectively, the “Election Allocations”). The Election Allocations shall be determined in accordance with Section 338 of the Code and the applicable Treasury regulations thereunder. At least 30 days prior to the latest date for the filing of each Section 338 Form, Buyer shall prepare and submit to Seller for its review and comment such Section 338 Form setting forth, to the extent required therein, the Election Allocations. In the event of any disagreement between Buyer and Seller regarding the Election Allocations, Buyer and Seller shall, in good faith, use their best efforts to agree on such items. Any such resolution shall be final and binding on all of the parties hereto. Except as may be required by law, each of the parties hereto will (1) file or cause to be filed all Tax Returns in a manner consistent with the Election Allocations and (2) not take any action inconsistent therewith.

(e) Carryovers, Refunds, and Related Matters.

(vii) Any refund of Taxes (including any interest thereon) that relates to the Company and that is attributable to a Post-Closing Period shall be the property of the Company, and shall be retained by the Company (or promptly paid by Seller to the Company if any such refund (or interest thereon) is received by Seller or any of its respective Subsidiaries or Affiliates). Without limiting the generality of the preceding sentence but except as provided in Section 5.15(e)(ii), any such refund or other benefit realized by the Company in a Post-Closing Period that results from the carryforward of any Tax attribute from a Pre-Closing Period shall be the property of the Company and shall be retained by the Company.

(viii) If (A) after the Closing Date, the Company receives a refund of any Tax that is attributable to a Pre-Closing Period (for the avoidance of doubt, a refund that results from the carryforward of a Tax attribute from a Pre-Closing Period as provided in Section 5.15(e)(i) is not considered attributable to a Pre-Closing Period), (B) the Tax was paid by (1) a Seller Party on or after the Closing Date or (2) a Seller Party or the Company prior to the Closing Date, and (C) Section 5.15(e)(iv) does not apply, then the Company promptly shall pay or cause to be paid to Seller the amount of such refund together with any interest thereon. “Seller Party” means the Seller and any Subsidiary or Affiliate of Seller, other than the Company.

(ix) In applying Section 5.15(e)(i) and Section 5.15(e)(ii), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 5.15(c).

(x) If any item of loss or credit of the Company (or successor thereto) for a Post-Closing Period is carried back to a Pre-Closing Period, is used or otherwise absorbed and results in a refund or a reduction of Taxes otherwise payable, then Seller will, within ten Business Days following the receipt of any such refund, notice of credit against Tax, or other final Tax benefit, pay the portion of such refund or benefit attributable to such carryback to the Company. Seller shall not be obligated or required in any respect to seek such refund or benefit at Buyer’s request, including through the filing of amended Tax Returns or claims for refund.

(xi) In the event that the Company (or successor thereto) realizes any item of loss or credit for Tax purposes for any Post-Closing Period, the Company may, in its sole discretion, carry forward such loss or credit.

(f) Payment of Transfer Taxes and Fees. Seller shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer, Buyer’s Affiliates including, following the Closing, the Company with respect to such Transfer Taxes. Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(g) Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements binding the Company shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment to any Seller Party or Affiliate, taxing authority or other Person pursuant to any such agreement or arrangement for any past or future period.

(h) Amended Tax Returns. Buyer shall not amend, and shall not permit any of its Affiliates to amend, any Tax Return of the Company pertaining to a Pre-Closing Period without the prior written consent of Seller.

(i) Audits and Other Proceedings.

(A) Following the Closing Date, if an audit or other administrative or judicial proceeding is initiated by any Tax authority with respect to Taxes of the Company for which Seller may have an indemnification obligation under Section 7.1, Buyer or the Company, as the case may be, shall promptly notify Seller of such audit or proceeding, stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve Seller from any indemnification obligation which it may have with respect to Section 7.1, except to the extent that Seller is prejudiced thereby. Seller will have the right, at its option, to control the conduct of all stages of such audit or other administrative or judicial proceeding with representatives of its own choosing with respect to Taxes of Company for which Seller may have an indemnification obligation under Section 7.1. At such time as such request is received by Buyer, Buyer or the Company, as the case may be, will furnish Seller and/or its representatives with powers of attorney or any other documentation or authorization necessary or appropriate to enable Seller and/or its representatives to control the conduct of such audit or other proceeding. Buyer shall control the conduct of all stages of all other audits or other administrative or judicial proceedings with respect to Taxes of the Company. Buyer and the Company shall not, and shall not permit any of their Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes of the Company for which Seller may have an indemnification obligation under Section 7.1 without the express written consent of Seller.

(B) With respect to any audit or other administrative or judicial proceeding that it controls, Seller (x) shall give prompt notice to Buyer of any Tax adjustment proposed in writing pursuant to any audit or other administrative or judicial proceeding controlled by Seller with respect to the assets or activities of the Company, and (y) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would bind Buyer or the Company with respect to any Taxes of the Company (other than any such Taxes for which Seller may have an indemnification obligation under Section 7.1) without the express written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(j) Payment of Compensation. The parties hereto agree to treat the payment of any bonuses or other compensation payable to employees of the Company on the Closing Date as not being allocable to the Post-Closing Period and accordingly, any income tax deduction related to such payment shall be for the Company’s account for the taxable period (or any portion thereof) ending on the Closing Date.

5.16 Maintenance of Books and Records. Buyer shall preserve until the later of (i) the seventh (7th) anniversary of the Closing Date or (ii) the date required by applicable laws mandating the retention of books and records related to a particular matter (such as tax, employment or environmental records), all books and records possessed or to be possessed by Buyer relating to any of the assets, liabilities or operations of the Company prior to the Closing

Date. Seller shall promptly deliver to Buyer any books and records discovered by Seller that were not delivered to Buyer on the Closing Date. After the Closing Date, where there is a legitimate purpose, Buyer shall provide Seller and its representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of Buyer and the Company and (ii) the books of account and records of the Company, but, in each case, only to the extent relating to the assets, liabilities or operations of the Company, and Seller and its representatives shall have the right to make copies of such books and records; provided, however, the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Buyer or the Company. Such records may nevertheless be destroyed by Buyer if Buyer sends to the Seller written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless Seller objects to the destruction in which case Buyer shall deliver such records to Seller.

5.17 Use of Licensed Names. Notwithstanding any other provision herein, for a period of one (1) year following the Closing Date (the “Transition Period”), Buyer hereby grants to Seller and to Seller’s Affiliates, a royalty-free, nonassignable right and license within the territory in which Seller currently uses the name “Archway Marketing Services” to use any of the Company’s trademarks, service marks, trade-names, logos and trade dress (and registrations and applications related to the foregoing) that contain or reference the names and marks “Archway Marketing Services” (collectively, the “Licensed Names”), solely for use in connection with the Seller’s remaining business consistent with existing practice, including, without limitation, such use of the Licensed Names on any business cards, stationary, letterheads, sales orders, purchase orders, signs, shipping, and invoicing documentation, and all other reasonable operational materials, provided however the Seller will ensure within 60 days of closing that any materials will modify the Licensed Names to distinguish Seller from the Company and Buyer with Consumer Services or other mutually agreed upon designation. Seller agrees that upon the expiration of the Transition Period, it shall (and shall cause its Affiliates to) cease to make any use of the Licensed Names or any trademark confusingly similar thereto or dilutive thereof. Seller shall provide prompt written notification to Buyer of any material infringement of the Licensed Names or any claims of infringement made by third parties with respect to the Licensed Names of which Seller receives knowledge during the Transition Period. Seller shall ensure that the Licensed Names are used under the foregoing license in a manner that maintains the reputation and goodwill associated with the Licensed Names.

5.18 Release of Guarantees. Buyer shall use commercially reasonable efforts to have any guaranty of the obligations of the Company, whether direct or indirect, by AHL, Seller or any of their respective affiliates that are set forth on Schedule 5.18, released (the “Seller Guarantees”).

5.19 IT Reimbursement. Buyer shall reimburse Seller for any costs incurred after the Closing with respect to separating the Company IT Functions from AHL and Seller, but only to the extent such costs are not reflected in the Purchase Price adjustment set forth in Section 1.1(c) and finalized in Sections 1.4 and 1.5.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Consummate the Acquisition. The respective obligations of each party to this Agreement to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition, substantially on the terms contemplated by this Agreement.

(b) Stockholder Approval. The Buyer Stockholder Approval, the Name Change Amendment (if applicable) and the Buyer Plan shall have been duly approved and adopted by the stockholders of Buyer by the requisite vote under the laws of the State of Delaware and Buyer’s Charter Documents and an executed copy of an amendment to Buyer’s Certificate of Incorporation reflecting the Name Change Amendment, if any, shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(c) Buyer Common Stock. Holders of twenty percent (20%) or more of the shares of Buyer Common Stock issued in Buyer’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Buyer’s Charter Documents.

(d) Simultaneous Closing. Consummation of the Acquisition is subject to simultaneous completion of the closing of the proposed acquisition of 100% of the outstanding membership interests of Razor Business Strategy Consultants LLC.

(e) Insurance Reserves. Each of Buyer and Seller (on behalf of AHL) shall have agreed to the allocation of reserves, obligations and liabilities with respect to self-funded workers’ compensation and medical plans and any related stop-loss insurance policies.

6.2 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.11, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Buyer contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Buyer by an authorized officer of Buyer (“Buyer Closing Certificate”).

(b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Buyer) does not, or will not, constitute a Material Adverse Effect with respect to Buyer, and the Buyer Closing Certificate shall include a provision to such effect.

(c) No Litigation. No order shall have been entered to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Buyer Common Stock to be issued by Buyer in connection with the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Buyer shall have obtained all consents, waivers and approvals required to be obtained by Buyer in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Buyer and the Buyer Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Buyer shall have occurred since the date of this Agreement.

(f) Other Deliveries. At or prior to Closing, Buyer shall have delivered to Seller (i) copies of resolutions and actions taken by Buyer’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Seller and its counsel in order to consummate the transactions contemplated hereunder.

(g) Press Release. Buyer shall have delivered the Press Release to Seller, in a form reasonably acceptable to Seller.

(h) Trust Fund. Buyer shall have made appropriate arrangements with Continental to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.7, dispersed to Buyer immediately prior to the Closing.

(i) Option Cancellation Agreements. Each employee set forth on Schedule 6.3(n) shall have executed and delivered to Seller an Option Cancellation and Release Agreement substantially in the form attached hereto as Exhibit B.

6.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. Each representation and warranty of Seller contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.11, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Seller contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Buyer shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of Seller (“Seller Closing Certificate”).

(b) Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Seller Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Buyer to own, operate or control any of the assets and operations of the Company following the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Seller shall have obtained all consents, waivers, permits and approvals required to be obtained by Seller in connection with the consummation of the transactions contemplated hereby that are set forth on Schedule 6.3(d).

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Contribution of Membership Interest. Seller shall have contributed its 44% membership interest in Archer Corporate Services, LLC (“Archer”) to the Company, the Company shall have delivered to Seller a written agreement evidencing its agreement to be subject to and bound by the Operating Agreement of Archer and the Seller Closing Certificate shall include a provision to such effect.

(g) Opinion of Counsel. Buyer shall have received from Alston & Bird LLP, counsel to Seller, an opinion of counsel in substantially the form of Exhibit C annexed hereto.

(h) Financing. Buyer shall have obtained financing on terms acceptable to it sufficient to enable it to consummate the transactions contemplated by this Agreement.

(i) Assignments of Agreements and Transfer of Assets. To the extent reasonably required to effect the transfers thereof, (i) title to each of the assets referenced in that certain Contribution Agreement, dated December 31, 2005, by and between Seller and the Company and (ii) each of the agreements set forth on Schedule 6.3(i), shall have been assigned to the Company, in form and substance reasonably satisfactory to Buyer.

(j) Escrow Agreement. Buyer, Seller and the Escrow Agent shall have entered into the Escrow Agreement and such agreement shall be in full force and effect.

(k) Other Deliveries. At or prior to Closing, Seller shall have delivered to Buyer: (i) copies of resolutions and actions taken by Seller’s board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents and certificates as shall reasonably be required by Buyer and its counsel in order to consummate the transactions contemplated hereunder.

(l) Resignations. The persons listed in Schedule 6.3(l) hereto shall have resigned from their positions and offices with the Company.

(m) Purchase Price Adjustment Certificate. Seller shall have delivered to Buyer a certificate setting forth Seller’s estimate of the Non-Operating Indebtedness of the Company, the Total Capital Expenditures and the Total IT Expenditures, in each case as of the Closing Date (the “Purchase Price Adjustment Certificate”).

(n) AHL Options. Each outstanding option to acquire shares of capital stock held by employees of the Company set forth on Schedule 6.3(n) (the “AHL Options”) shall have been terminated in exchange for a net payment by the Company of $.76 per share underlying such AHL Options. Each employee set forth on Schedule 6.3(n) shall have executed and delivered to Seller an Option Cancellation and Release Agreement.

(o) Bonus Obligations. Any and all bonuses or similar compensation that may be due to management or other employees of the Company through the Closing Date, whether by reason of the transactions contemplated by this Agreement, pursuant to any agreements with management or such employees or otherwise, shall have been paid by the Company and the Company shall have delivered to Buyer a certificate signed by an authorized officer of the Company, confirming that all such bonuses or similar compensation have been paid.

(p) Release of Liens. Liens of Merill Lynch Capital arising under that certain Credit Agreement dated August 21, 2003, as amended, shall have been fully released.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification. (a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Seller shall indemnify and hold harmless Buyer and its respective representatives, successors and permitted assigns (the “Buyer Indemnitees”) against any and all Losses asserted against, resulting to, imposed upon, or incurred by any Buyer Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Seller to Buyer pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of Seller contained in this Agreement.

(b) Subject to the terms and conditions of this Article VII, Buyer shall indemnify and hold harmless Seller and its respective representatives, successors and permitted assigns (the “Seller Indemnitees”) against any and all Losses asserted against, resulting to, imposed upon, or incurred by any Seller Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Buyer to Seller pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of Buyer contained in this Agreement; and

(iii) any claim on account of the Seller Guarantees or any other guarantees of the Company’s obligations by AHL or Seller or any of their respective affiliates arising from any existing leases of the Company.

(c) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid, except, in each case, to the extent set forth in Section 7.4. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any party may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Buyer by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Buyer will give Seller prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Claim shall set forth

(i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. Seller shall have the right, at its option (subject to the limitations set forth in Section 7.2(c) below) at its own expense, by written notice to Buyer, to assume the entire control of, subject to the right of Buyer to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Buyer to be the lead counsel in connection with such defense. If Seller is permitted and elects to assume the defense of a Third Party Claim:

(i) Seller shall diligently and in good faith defend such Third Party Claim and shall keep Buyer reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Buyer shall have the right to approve the settlement, which approval will not be unreasonably withheld; and

(ii) Buyer shall cooperate fully in all respects with Seller in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Buyer shall make available to the Seller all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. Seller shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Buyer; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Buyer other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Seller’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of Seller to defend against or reduce the Seller’s liability or caused or increased such liability or otherwise caused the damages for which Seller is obligated to be greater than such damages would have been had Buyer given Seller prompt notice hereunder. So long as Seller is defending any such action in good faith, Buyer shall not settle such action. Buyer shall make available to Seller all relevant records and other relevant materials required by them and in the possession or under the control of Buyer, for the use of Seller and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If Seller, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim in good faith, Buyer will (upon further written notice)

have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that Seller shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f) Buyer’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, Seller shall not, without the written consent of Buyer, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Buyer of a full and unconditional release from all liability and obligation in respect of such action without any payment by Buyer.

7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Buyer shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Buyer shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Buyer for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If Buyer has received the payment required by this Agreement from Seller in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of Seller and shall pay to Seller, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Escrow Account pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4 Limitations on Indemnification. (a) Survival: Time Limitation. The representations, warranties, covenants and agreements of Seller in this Agreement (including the certificates required to be delivered pursuant to Article VI) shall survive the Closing until one year after the Closing (the “Survival Period”), except that the representations and warranties set forth in Sections 2.1, 2.3, 2.4 and 2.18 shall survive as long as the applicable statutes of limitations with respect to such representations and warranties. The indemnification and other obligations under this Article VII shall survive for the same Survival Period and shall terminate with the expiration of such Survival Period, except that: (i) any claims for breach of representation or warranty made by a party hereunder shall be preserved until final resolution thereof despite the subsequent expiration of the Survival Period and (ii) any claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in clause (ii) above, no claim for indemnification under this Article VII shall be brought after the end of the Survival Period.

(b) Basket. No amount shall be payable under Section 7.1(a) unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $100,000 in the aggregate (the “Basket”), in which event the amount payable shall be for such Losses back to the first dollar, provided that the limitations set forth in this Section 7.4(b) shall not apply to any Loss based on any breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.4, 2.18 and 2.19.

(c) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 7.1(a) shall not in any event exceed the Escrow Amount, and Buyer shall have no claim against Seller other than for the Escrow Amount; provided that the limitations set forth in this Section 7.4(c) shall not apply to any Loss based on any breach of the representations and warranties set forth in Sections 2.1, 2.3 and 2.4.

(d) Limitations on Damages. In no event shall any Buyer Indemnified Party be entitled to indemnification under this Agreement, the Escrow Agreement or otherwise for any Losses or other amounts that are consequential, in the nature of lost profits, diminution in the value of property, special exemplary or punitive or otherwise not actual damages. Each of the Buyer Indemnified Parties shall use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to it under this Article VII. Notwithstanding anything to the contrary set forth herein, Buyer shall not be entitled to recover under this Article VII for Losses related to any item that was taken into account in determining Purchase Price adjustments pursuant to Sections 1.1(c), 1.4 and 1.5 hereof.

(e) Knowledge. Notwithstanding anything to the contrary contained herein, each party (a “Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any claim under this Article VII with respect to the inaccuracy or breach of a representation or warranty by another party which is actually known by the Subject Party prior to the Closing.

7.5 Exclusive Remedy. Buyer hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Except as otherwise set forth in Section 7.4(c), Buyer acknowledges and agrees that its sole recourse for claims made pursuant to this Article VII shall be to the Escrow Amount.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer and Seller at any time;

(b) by either Buyer or Seller if the Proxy Statement shall not have been mailed to the record owners of Buyer Common Stock on or before November 15, 2008;

(c) by either Buyer or Seller if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

(d) by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Buyer is curable by Buyer prior to the Closing Date, then Seller may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from Seller to Buyer of such breach, provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Buyer is cured during such thirty (30)-day period);

(e) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Seller prior to the Closing Date, then Buyer may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Buyer to Seller of such breach, provided Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Seller is cured during such thirty (30)-day period); or

(f) by either Buyer or Seller, if: (i) at the Buyer Stockholders’ Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Buyer Common Stock required under Buyer’s certificate of incorporation; or (ii) the holders of 20% or more of the number of shares of Buyer Common Stock issued in Buyer’s initial public offering and outstanding as of the date of the record date of the Buyer Stockholders’ Meeting exercise their rights to convert the shares of Buyer Common Stock held by them into cash in accordance with Buyer’s certificate of incorporation.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.10, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Acquisition to occur on or before the date stated therein.

8.3 Fees and Expenses.

(a) Except for costs incurred by Seller in connection with preparing and filing the Proxy Statement, obtaining any comfort letter or obtaining financing for the Purchase Price, all of which costs will be reimbursed by Buyer to Seller, or except as otherwise set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated.

(b) Buyer agrees that if this Agreement is terminated pursuant to Section 8.1(f)(ii) hereof, then Buyer will pay to the Seller a termination fee (the “Break-Up Fee”) equal to the lesser of:

(i) $200,000 in cash; and

(ii) 50% of the funds held by Buyer outside of the Trust Fund after paying or reserving for all of its costs and expenses through liquidation.

(c) Seller acknowledges and agrees that in no event will its right to the Break-Up Fee under Section 8.3(b) create any claim against the Trust Fund or any officers, directors or shareholders of Buyer.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Acquisition”	Recitals

“ADSP”	Section 5.15(d)(iii)

“Affiliate”	Section 10.2(f)

“Agreed Working Capital Threshold”	Section 1.5(a)

“Agreement”	Preamble

“AHL”	Section 1.1(c)

“AHL Options”	Section 6.3(n)

“Approvals”	Section 2.1(a)

“Archer”	Section 6.3(f)

“Archer Interest”	Section 2.2

“Audited Financial Statements”	Section 2.7(a)

“Basket”	Section 7.4(b)

“Break-Up Fee”	Section 8.3(b)

“Business Day”	Section 10.2(g)

“Buyer”	Preamble

“Buyer Common Stock”	Section 5.1(a)

“Buyer Closing Certificate”	Section 6.2(a)

“Buyer Indemnitees”	Section 7.1(a)

“Buyer Plan”	Section 5.1(a)

“Buyer Stockholder Approval”	Section 5.1(a)

“Buyer Stockholders’ Meeting”	Section 5.1(a)

“Capex Target”	Section 1.1(c)

“Charter Documents”	Section 2.1(a)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Closing Working Capital”	Section 1.4(a)

“Closing Statement”	Section 1.4(a)

“Company”	Preamble

“Company Common Stock”	Section 2.3(a)

“Company Contracts”	Section 2.22(a)

“Company Intellectual Property”	Section 2.21

“Company IT Functions”	Section 1.1(c)

“Company Products”	Section 2.21

“Company Registered Intellectual Property”	Section 2.21

“Continental”	Section 3.7

“Corporate Records”	Section 2.1(c)

“Deficit Amount”	Section 1.5(a)

“DGCL”	Section 5.1(b)

“Election Allocations”	Section 5.15(d)(iii)

“Election Corporation”	Section 5.15(d)(iii)

“Environmental Law”	Section 2.19(b)

“Escrow Agreement”	Section 1.6

“Escrow Amount”	Section 1.6

“Escrow Cash”	Section 1.6

“Escrow Period”	Section 1.6

“Excess Amount”	Section 1.5(a)

“Exchange Act”	Section 2.5(b)

“Final Working Capital”	Section 1.5(a)

“Form 8-K”	Section 5.4(a)

“GAAP”	Section 1.4(a)

“GBCC”	Section 2.4

“Governmental Action/Filing”	Section 2.24

“Governmental Entity”	Section 2.5(b)

“Hazardous Substance”	Section 2.19(c)

“HSR Act”	Section 2.5(b)

“Independent Expert”	Section 1.4(d)

“Insider”	Section 2.22(a)(i)

“Insurance Policies”	Section 2.23(a)

“Intellectual Property”	Section 2.21

“Interim Balance Sheet”	Section 2.15

“IT Target”	Section 1.1(c)

“Knowledge”	Section 10.2(d)

“Lease Documents”	Section 2.14(c)

“Leased Real Property”	Section 2.14(c)

“Legal Requirements”	Section 10.2(b)

“Licensed Names”	Section 5.17

“Lien”	Section 10.2(e)

“Losses”	Section 7.1(c)

“Material Adverse Effect”	Sections 10.2(a)

“Material Company Contracts”	Section 2.22(a)

“Mintz Levin”	Section 1.2

“Name Change Amendment”	Section 5.1(a)

“Non-Operating Indebtedness”	Section 1.1(b)

“Notice of Claim”	Section 7.2(a)

“Notice of Objection”	Section 1.4(c)

“Other Filings”	Section 5.1(a)

“Patents”	Section 2.21

“Permitted Liens”	Section 10.2(h)

“Person”	Section 10.2(c)

“Post-Closing Period”	Section 5.15(c)(ii)

“Pre-Closing Period”	Section 5.15(c)(ii)

“Press Release”	Section 5.4(a)

“Proxy Statement”	Section 5.1(a)

“Purchase Price”	Section 1.1

“Purchase Price Adjustment Certificate”	Section 6.3(m)

“Registered Intellectual Property”	Section 2.21

“Restricted Period”	Section 5.13(a)

“Review Period”	Section 1.4(c)

“Section 338(h)(10) Election”	Section 5.15(d)(i)

“Section 338 Forms”	Section 5.15(d)(ii)

“Securities Act”	Section 2.5(b)

“SEC”	Section 4.1(l)

“Seller”	Preamble

“Seller Closing Certificate”	Section 6.3(a)

“Seller Guarantees”	Section 5.18

“Seller Indemnitees”	Section 7.1(b)

“Seller Party”	Section 5.15(e)(ii)

“Seller Schedule”	ARTICLE II.A

“Shares”	Recitals

“Subject Party”	Section 7.4(e)

“Subsidiary” or “Subsidiaries”	Section 2.2

“Survival Period”	Section 7.4(a)

“Tax” or “Taxes”	Section 2.18(a)

“Taxing Authority”	Section 2.18(a)

“Tax Returns”	Section 2.15(b)(i)

“Third Party Claim”	Section 7.2

“Total Capital Expenditures”	Section 1.1(c)

“Total IT Expenditures”	Section 1.1(c)

“Trademarks”	Section 2.21

“Transition Period”	Section 5.17

“Treasury Regulations”	Section 2.18(a)

“Trust Fund”	Section 3.7

“Unaudited Financial Statements”	Section 2.7(b)

“Working Capital Growth Adjustment”	Section 1.5(a)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Buyer, to:

Union Street Acquisition Corp. 102 South Union Street Alexandria, VA 22314
Attention:	Brian Burke
Telephone:	(703) 682-0730
Facsimile:	(703) 682-0735

with a copy to:

Kenneth R. Koch, Esq. Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017
Telephone:	212-935-3000
Facsimile:	212-983-3115

If to Seller, to:

Argenbright, Inc. 19850 South Diamond Lake Road Rogers, MN 55374
Attention:	A. Clayton Perfall

with a copy to:

Alston & Bird LLP 1201 West Peachtree Street, N.E., Suite 4200 Atlanta, GA 30309
Attention:	Teri L. McMahon
Telephone:	404-881-7266
Facsimile:	404-253-8190

and

CGW Southeast Partners IV, L.P. Twelve Piedmont Center, Suite 210 Atlanta, Georgia 30305
Attention:	Michael D. Long
Chairman, AHL Services, Inc.
Telephone:	(404) 816-3255
Facsimile:	(404) 816-3258

10.2 Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that (i) changes in general, national or regional economic or political conditions, (ii) changes that generally impact the industries in which the Company conducts its business, (iii) changes that result from the announcement or pendency of this Agreement and the transactions contemplated hereby, and (iv) changes that result directly from action taken by the party alleging that a Material Adverse Effect exists, alone or in combination, shall not be deemed, in and of itself, to constitute a Material Adverse Effect.

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean the actual knowledge of the officers and directors of the Company.

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(g) the term “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

(h) the term “Permitted Liens” means (a) liens for current real or personal property taxes not yet due and payable and with respect to which the Company maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the business of the Company or the present or proposed use of the affected property, and (c) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect; and

(i) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Buyer may upon notice to the Seller assign, in whole but not in part, all of its rights and cause the assumption of all of the obligations under this Agreement to an Affiliate of Buyer able to consummate the transaction contemplated by this Agreement; provided that such assignment and assumption shall not relieve Buyer of any of its obligations hereunder. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Reliance. Buyer acknowledges and agrees that neither Seller nor the Company has made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement, and neither the Company nor Seller shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use or reliance on, any such information, documents or material made available to Buyer in any “data rooms,” “virtual data rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

UNION STREET ACQUISITION CORP.

By:	/s/ Brian H. Burke
Name:	Brian H. Burke
Title:	Chief Financial Officer

ARGENBRIGHT, INC.

By:	/s/ A. Clayton Perfall
Name:	A. Clayton Perfall
Title:	President

ARCHWAY MARKETING SERVICES, INC.

By:	/s/ A. Clayton Perfall
Name:	A. Clayton Perfall
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

INDEX OF EXHIBITS

EXHIBITS
EXHIBIT A	Escrow Agreement

EXHIBIT B	Option Cancellation and Payment Acknowledgement

EXHIBIT C	Form of Opinion of Seller’s Counsel